Exhibit 10.4

EMPLOYMENT AGREEMENT

by and between

Reata Pharmaceuticals, Inc.

and

Jason D. Wilson

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 23rd day September of 2015, by and between Reata Pharmaceuticals, Inc., a Delaware corporation (together with its successors and assigns permitted hereunder, the “Company”), and Jason D. Wilson (the “Executive”).

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will continue to enjoy the services of the Executive, and in order to accomplish this objective, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Employment Period. Subject to earlier termination pursuant to Section 3, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the date of this Agreement (the “Effective Date”) and ending at the close of business on September 22, 2019 (the “Employment Period”). Thereafter, such term of employment shall be extended automatically for successive one-year periods (such extended term, the “Additional Employment Period”) unless the Company or Executive provides the other with written notice no less than 30 days prior to the date the Employment Period or the Additional Employment Period, as applicable, would otherwise end either (i) declining to extend such term of employment, or (ii) requesting that the terms of this Agreement are renegotiated prior to the Agreement’s renewal. If the parties fail to enter into the renegotiation process within 30 days of receipt of such notice, this Agreement will be extended automatically as if such notice was not given.

2. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, or any Additional Employment Period, the Executive shall serve as the Chief Financial Officer of the Company and as a Vice President of the Company and, in so doing, shall report to the Chief Executive Officer of the Company or such other person as shall be designated by the Chief Executive Officer. The Executive shall have supervision and control over, and responsibility for, such management and operational functions of the Company currently assigned to such positions, and shall have such other powers and duties (including holding officer positions with one or more subsidiaries of the Company) as may from time to time be prescribed by the Board, so long as such powers and duties are reasonable and customary for the Chief Financial Officer of an enterprise comparable to the Company.

(ii) During the Employment Period, or any Additional Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote full business time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, or any Additional Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(b) Compensation.

(i) Base Salary. During the Employment Period, or any Additional Employment Period, the Executive shall receive an annual base salary of $285,000 (the “Annual Base Salary”), which shall be paid on a semi-monthly basis in accordance with the customary payroll terms, conditions and practices of the Company. During the Employment Period, or any Additional Employment Period, the Annual Base Salary may be reviewed and may be increased from time to time in accordance with the compensation practices and guidelines of the Company for its executives. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The term Annual Base Salary as utilized in this Agreement shall refer to the Executive’s Annual Base Salary as so increased.

(ii) Bonus. In addition to Annual Base Salary, the Executive shall be eligible to receive during the Employment Period, or any Additional Employment Period, an annual bonus (the “Bonus”), such Bonus to be awarded only upon the Company’s attainment of certain milestones to be determined by the Board (or a committee of the Board). The Bonus, if any, shall be payable annually to the Executive consistent with the practices for executives of the Company. The Executive’s target bonus (“Target Bonus”) will be 37% of the Executive’s Annual Base Salary.

(iii) Incentive, Savings and Retirement Plans. During the Employment Period, or any Additional Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other executives of the Company (the “Investment Plans”).

(iv) Welfare Benefit Plans. During the Employment Period, or any Additional Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs (the “Welfare Plans”) provided generally to other executives of the Company. In the event of a Change in Control, for a period of two years following the occurrence of the Change in Control, the Company, or its successor, will continue to provide the Executive and/or the Executive’s family, as the case may be, benefits that are not materially diminished, taken as a whole, from the benefits provided to the Executive and/or the Executive’s family, as the case may be, under the Welfare Plans in effect immediately prior to the Change in Control.

(v) Expenses. During the Employment Period, or any Additional Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive on behalf of the Company in accordance with the policies, practices and procedures of the Company, which provide an objectively determinable nondiscretionary definition of the expenses eligible for reimbursement. Notwithstanding any provision of this Agreement to the contrary, (A) the amount of expenses eligible to receive reimbursement during any calendar year shall not affect the amount of expenses for which the Executive is eligible to receive reimbursement during any other calendar year within the Employment Period, or any Additional Employment Period, (B) the reimbursement of expenses under this Section 2(b)(v) shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (C) the Executive will not receive a payment or other benefit in lieu of reimbursement under this Section 2(b)(v).

(vi) Vacation and Holidays. During the Employment Period, or any Additional Employment Period, the Executive shall be entitled to paid vacation and paid holidays in accordance with the plans, policies, programs and practices of the Company for its executives.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period, or any Additional Employment Period. If a Disability (as defined below) of the Executive has occurred during the Employment Period, or any Additional Employment Period, and subject to Executive’s rights, if any, under the Family Medical Leave Act, Americans with Disabilities Act or similar local, state or federal law, the Company may give to the Executive written notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided, that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period, or any Additional Employment Period, for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean:

(i) commission by the Executive of an act of fraud upon, or willful misconduct toward, the Company;

(ii) a material breach by the Executive of the noncompetition provisions of Section 5 or of the Employee Confidentiality, Nondisclosure, Intellectual Property and Nonsolicitation Agreement described in Section 6;

(iii) the conviction of the Executive of any felony (or a plea of nolo contendere thereto); or

(iv) the Executive’s addiction to alcohol, drugs or any other controlled substance.

Upon the occurrence of any event described in Section 3(b), the Company may terminate Executive’s employment hereunder for Cause by giving Executive a Notice of Termination to that effect as provided in Section 3(d) within 30 days after the occurrence of the event giving rise to Cause that specifies the date of Executive’s termination (which may be the date the Notice of Termination is delivered) and describes in reasonable detail the facts or circumstances giving rise to the Company’s right to terminate Executive’s employment for Cause (and, if applicable, the action required to cure same). If the effect of the occurrence of the event described in Section 3(b) may be cured, Executive shall have the opportunity to cure any such effect for a period of 30 days following receipt of the Company’s Notice of Termination. If, within 30 days following Executive’s receipt of a Notice of Termination for Cause, (A) Executive delivers written notice to the Company denying that Cause exists, the question of the existence or nonexistence of Cause will be subject to the dispute resolution procedure set forth in Section 9(f); or (B) Executive has not cured the facts or circumstances giving rise to the Company’s right to terminate Executive’s employment for Cause and shall not have delivered a notice pursuant to clause (A) herein, then Executive’s termination for Cause shall be effective as of the date specified in the Company’s Notice of Termination (which date may not be earlier than the date the Notice of Termination is delivered to Executive). If the Company does not give a Notice of Termination to Executive within 30 days after learning of the occurrence of an event giving rise to Cause, then this Agreement will remain in effect, and Executive may not be terminated for Cause based on the occurrence of the event that gave rise to Cause; provided, however, that the failure of the Company to terminate the Executive’s employment for Cause shall not be deemed a waiver of the Company’s right to terminate Executive’s employment for Cause upon the occurrence of a subsequent event described in Section 3(b) in accordance with the terms of this Agreement. Notwithstanding the foregoing, the right of the Company to terminate Executive’s employment for Cause under this Section 3(b) shall not limit Executive’s right to terminate his employment for Good Reason under Section 3(c) if Good Reason is determined to exist prior to the time Cause is determined to exist.

(c) Good Reason. The Executive’s employment may be terminated during the Employment Period, or any Additional Employment Period, by the Executive for Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the express written consent of the Executive, the occurrence of any of the following:

(i) a material diminution in the Executive’s base compensation;

(ii) a material diminution in the Executive’s authority, duties or responsibilities; provided, however, following a Change in Control, the Executive’s authority, duties and responsibilities shall be deemed to have been materially diminished (even though his authority, duties and responsibilities have not actually been materially diminished) if, within two years after the Change in Control, the Executive is required to report to an executive of the parent company of the Company, or its successor, who is not serving as a senior vice president (or in a similar or higher position) of such parent company;

(iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report; provided, however, that, except as provided in Section 3(c)(ii), a change in the person to whom the Executive shall report pursuant to Section 2(a)(i) shall not be or constitute Good Reason;

(iv) a material diminution in the budget over which the Executive retains authority;

(v) a change in the geographic location at which the Executive must perform services of more than 50 miles in radius from such location as of the date of this Agreement; or

(vi) any other action or inaction that constitutes a material breach by the Company of this Agreement.

In the case of the Executive’s allegation of Good Reason, (A) the Executive shall provide notice to the Company of the event alleged to constitute Good Reason within 90 days after the occurrence of such event (such notice the “Notice of Good Reason,”) and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days after receipt of notice of such allegation (the “Cure Period”). If, within the Cure Period, the Company delivers written notice to the Executive denying that Good Reason exists, the question of the existence or nonexistence of Good Reason will be subject to the dispute resolution procedure set forth in Section 9(f). In the event the Company has not cured the facts or circumstances giving rise to the Executive’s right to terminate the Executive’s employment for Good Reason during the Cure Period and shall not have delivered a notice pursuant to the preceding sentence, then the Executive’s employment hereunder will be terminated for Good Reason on the 31st day following the Cure Period. If the Executive does not give a Notice of Good Reason to the Company within 90 days after learning of the occurrence of an event giving rise to Good Reason, then this Agreement will remain in effect, and Executive may not terminate his employment for Good Reason based on the occurrence of the event that gave rise to Good Reason; provided, however, that the failure of the Executive to provide a Notice of Good Reason or terminate the Executive’s employment for Good Reason shall not be deemed a waiver of the Executive’s right to terminate the Executive’s employment for Good Reason upon the occurrence of a subsequent event described in Section 3(c) in accordance with the terms of this Agreement. Notwithstanding anything to the contrary contained herein, any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive shall not be or constitute Good Reason.

(d) Notice of Termination. Any termination by the Company for Cause or without Cause, or by the Executive for Good Reason or without Good Reason, shall be communicated by a Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) other than with respect to a termination by the Executive for Good Reason, if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date, except for a termination of Executive’s employment due to a Disability, shall not be more than 15 days after the giving of such notice or the date the applicable cure period expires, whichever is later). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, (ii) if the Executive’s employment is terminated by the Executive for Good Reason, the 31st day following receipt by the Company of the Notice of Good Reason (provided the Company does not otherwise remedy the alleged Good Reason event within the Cure Period), (iii) if the Executive’s employment is terminated by the Company without Cause, the date on which the Company notifies the Executive of such termination (unless a later date is specified in the Notice of Termination, in which case the Executive’s employment will be terminated on such later date), and (iv) if the Executive dies or incurs a Disability, the date of death of the Executive or the Disability Effective Date, as the case may be. If the Executive is a member of the Board, any continuation of the Executive’s service to the Company as a member of the Board on or after the Executive’s termination of employment shall not result in any deferral of the Date of Termination.

4. Obligations of the Company upon Termination.

(a) Termination by the Company for Cause or by the Executive other than for Good Reason. If, during the Employment Period, or any Additional Employment Period, the Executive’s employment with the Company is terminated by the Company for Cause or by the Executive other than for Good Reason (and not due to death or Disability), the Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement, other than for:

(i) to the extent not theretofore paid, the sum of (w) the Executive’s Annual Base Salary earned through the Date of Termination, (x) the Bonus for the fiscal year ending immediately prior to the Date of Termination, (y) compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), and (z) any accrued and unused vacation pay through the Date of Termination (the “Accrued Obligations”), which sum shall be paid within 15 days following the Date of Termination; and

(ii) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s family is eligible to receive pursuant to this Agreement and under any plan, program, policy or practice or contract or agreement of the Company (“Other Benefits”).

(b) Death or Disability prior to, or more than two years after, a Change in Control. Upon the Executive’s death or Disability during the Employment Period, or any Additional Employment Period, but prior to the occurrence of a Change in Control or more than two years after the occurrence of a Change in Control, the Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement, other than for (i) payment of the Accrued Obligations (within 15 days following the Date of Termination) and Other Benefits; (ii) payment of a lump sum cash amount equal to the Executive’s current Annual Base Salary, payable on the next payroll date immediately following the eighth day following the delivery to the Company of a properly executed Release in accordance with Section 4(f) of this Agreement; (iii) Welfare Benefit Continuation as defined, and pursuant to the terms and in the manner described, in Section 4(d)(ii) up to the 12 month, rather than the 24 month, anniversary of the Date of Termination; and (iv) subject to Section 4(f), all equity awards granted by the Company to, or otherwise held by, the Executive shall immediately vest in full and any repurchase provisions (other than fair market value repurchase provisions) shall lapse and may be exercised and/or settled in accordance with the terms of the applicable plan or award agreement; provided, however, the Executive may elect, and the Company will allow, the payment of the exercise price of any outstanding stock options, and the satisfaction of any required tax withholding with respect to any outstanding stock option or other equity award, through the withholding of shares otherwise issuable to the Executive pursuant to the stock option or other equity award.

(c) Certain Terminations more than six months prior to, or more than two years after, a Change in Control by the Company other than for Cause or by Executive for Good Reason. If, during the Employment Period, or any Additional Employment Period, but more than six months prior to, or more than two years after, the occurrence of a Change in Control, the Executive’s employment with the Company is terminated by the Company for any reason other than for Cause (and not due to death or Disability) or by the Executive for Good Reason, the Executive will be entitled to (i) the Accrued Obligations and Other Benefits, payable in accordance with Section 4(a)(i) and (ii), (ii) subject to Sections 4(f) and (h), a lump sum cash amount equal to the Executive’s then current Annual Base Salary, payable on the next payroll date immediately following the eighth day following the Executive’s delivery to the Company of a properly executed Release in accordance with Section 4(f) of this Agreement, and (iii) Welfare Benefit Continuation as defined, and pursuant to the terms and in the manner described, in Section 4(d)(ii) up to the 12 month, rather than the 24 month, anniversary of the Date of Termination. In addition, notwithstanding the provisions of any applicable plan or agreement and subject to Section 4(f), equity awards held by the Executive that otherwise would have been forfeited will continue to remain outstanding, unvested (and will not continue vesting) and subject to forfeiture for a period of six months following the Date of Termination (such equity awards, the “Unvested Equity Awards”). If a Change in Control occurs during such six month period the Unvested Equity Awards will vest in accordance with Section 4(d)(v). If a Change in Control does not occur during such six month period, the Unvested Equity Awards will be forfeited immediately following such six month period. The Executive may elect, and the Company will allow, the payment of the exercise price of any outstanding vested stock options, and the satisfaction of any required tax withholding with respect to any vested outstanding stock option or other equity award, through the withholding of shares otherwise issuable to the Executive pursuant to the stock option or other equity award.

(d) Certain Terminations within six months prior to, or within two years following, a Change in Control. In the event that the Executive’s employment is terminated by the Company for any reason other than Cause or by the Executive for Good Reason or the Executive dies or incurs a Disability, in each case, during the Employment Period, or any Additional Employment Period, and such termination occurs within six months prior to (excluding death or Disability), or within two years after, a Change in Control, the following provisions shall apply and Sections 4(b) and (c) shall not be applicable until Section 4(d) is no longer applicable:

(i) The Company shall pay to the Executive (A) the Accrued Obligations within 15 days following the Date of Termination, and (B) subject to Sections 4(f) and 4(h), a lump sum cash amount equal to two times the Executive’s then current Annual Base Salary, such sum to be paid on the next payroll date immediately following the eighth day following the Executive’s delivery to the Company of a properly executed Release in accordance with Section 4(f) of this Agreement.

(ii) Until the earlier to occur of (A) the 24 month anniversary of the Date of Termination or (B) the Executive’s acceptance of full-time employment with another entity, the Company shall continue benefits provided under Welfare Plans to the Executive and/or the Executive’s family at least equal to those that would have been provided to them if the Executive’s employment had not been terminated (“Welfare Benefit Continuation”) pursuant to an in-kind benefit arrangement that satisfies the requirements of Treasury Regulation § 1.409A-3(i)(1)(iv)(A), and the Company-provided costs of such Welfare Benefit Continuation will be imputed as income to the Executive and reported on Form W-2; provided, that in the event the Company is unable to provide the Welfare Benefit Continuation under its Welfare Plans or to the extent such Welfare Benefit Continuation would subject the Company to negative tax consequences, the Company will reimburse the Executive for amounts necessary to enable the Executive to obtain similar benefits, and any such reimbursement will be made in accordance with the provisions of Treasury Regulation § 1.409A-3(i)(1)(iv). Such Welfare Benefit Continuation provided in this Section 4(d)(ii) is in addition to any rights Executive may have to continue such coverages under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The COBRA continuation period shall begin on the day following the end of the Welfare Benefit Continuation period provided in this Section 4(d)(ii).

(iii) Subject to Section 4(f), notwithstanding the provisions of any applicable plan or agreement, all equity awards granted by the Company to, or otherwise held by, the Executive shall immediately vest in full and any repurchase provisions (other than fair market value repurchase provisions) will lapse and such awards may be exercised and/or settled in accordance with the terms of the applicable plan or award agreement; provided, however, the Executive may elect, and the Company will allow, the exercise of any outstanding stock options, and the satisfaction of any required tax withholding with respect to any outstanding stock option or other equity award, through the withholding of shares otherwise issuable to the Executive pursuant to the stock option or other equity award.

(iv) To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s family the Other Benefits.

(v) If the Executive’s employment is terminated within six months prior to a Change in Control and the provisions of Section 4(d) apply, but the provisions of Section 4(b) or 4(c) were initially applied, then, subject to Section 4(f), upon the Change in Control, the Company shall pay, no later than the first payroll date following such Change in Control, additional payments and provide additional benefits and vesting in order to provide the Executive the payments, benefits and vesting as set forth in Section 4(d). The post employment exercise period for stock options under the Equity Documents shall be measured from the date of the Change in Control.

(e) In addition, upon a Change in Control, if the Executive’s employment with the Company (or its successor) continues following the Change in Control, any outstanding equity awards that are not vested on the date of the Change in Control shall become vested and, as applicable, exercisable with respect to one-eighteenth of all such unvested equity awards on the one month anniversary of the Change in Control and thereafter with respect to an additional one-eighteenth of all unvested equity awards at the time of the Change in Control on each subsequent month anniversary of the Change in Control such that the equity awards will be 100% vested and, as applicable, exercisable on the eighteen month anniversary of the Change in Control; provided, however, that if 100% of the equity awards would otherwise become vested pursuant to the vesting rules stated above or in the Equity Documents prior to the eighteen month anniversary of the date of the Change in Control, then the equity awards will become vested and, as applicable, exercisable in accordance with such vesting rules or Equity Documents. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i) The Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly owned subsidiary of the Company) and as a result of such merger or consolidation, stockholders of the Company immediately prior to such merger cease to own more than 50% of the outstanding capital stock of the surviving corporation determined on a fully diluted basis;

(ii) The Company sells, leases, or exchanges or agrees to sell, lease, or exchange more than 50% of its assets to any other person or entity (other than a wholly owned subsidiary of the Company);

(iii) The Company is to be dissolved and liquidated (in a dissolution taxed under Section 331 of the Internal Revenue Code of 1986, as amended (the “Code”));

(iv) Any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote), directly, by merger or otherwise, of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power) and as a result of such acquisition, the stockholders holding a majority of the capital stock of the Company receive cash or marketable securities for their shares of capital stock; or

(v) As a result of or in connection with a contested election of directors, the persons who were directors before such election will cease to constitute a majority of the Board.

Notwithstanding the foregoing definition of Change in Control (other than clause (iii) of such definition), a Change in Control shall only be deemed to occur upon a “change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” under Section 409A of the Code.

(f) Release. Notwithstanding any other provision in this Agreement to the contrary, in consideration for receiving the accelerated vesting described in Sections 4(b) or 4(d) and the payments described in Section 4(b)(ii), Section 4(c)(ii) or Section 4(d)(i)(B), the Executive hereby agrees to execute (and not revoke) a release agreement in the form attached hereto as Exhibit A (the “Release”) within 60 days of the Date of Termination. If the Executive fails to properly execute and timely deliver the Release (or revokes the Release), the Executive agrees that the Executive shall not be entitled to receive the accelerated vesting described in Sections 4(b) or 4(d) and the payments described in Section 4(b)(ii), Section 4(c)(ii) or Section 4(d)(i)(B). For purposes of this Agreement, the Release shall be considered to have been executed by the Executive if it is signed by the Executive’s legal representative (in the case of the Executive’s incapacity due to physical or mental illness) or on behalf of the Executive’s estate (in the case of the Executive’s death).

(g) Gross-Up for Certain Taxes. In the event that it is determined that any payment (other than the Gross-Up payment provided for in this Section 4(g)) or distribution by the Company (or any of its Affiliates) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code or any successor provision thereto (such tax being hereafter referred to as the “Excise Tax”), then the Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”). The Gross-Up Payment will be in an amount such that, after payment by the Executive of all taxes, penalties and interest, including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (A) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (B) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in this Section 4(g) will be made at the expense of the Company by the Company’s regular independent accounting firm (the “Accounting Firm”), which shall provide detailed supporting calculations. Any determination by the Accounting Firm will be binding upon the Company and the Executive. The Gross-Up Payment will be paid to the Executive as soon as administratively practicable following the later of (i) the date Executive is required to pay the excise tax imposed by Section 4999 of the Code, or (ii) in the event the Executive is determined, in accordance with the methods specified in the regulations issued under Section 409A of the Code, to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) of the Company at the time of the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the applicable regulations and administrative guidance issued thereunder), the first day of the seventh month after the date of the Executive’s “separation from service” or, if earlier, the date of death of Executive. In the event that the Excise Tax is later determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the Gross-Up Payment at the time the payment is made under this Section 4(g) (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of such payment), the Company shall make an additional payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined. In the event that the Excise Tax is subsequently determined by the Accounting Firm or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the Gross-Up Payment at the time payment is made under this Section 4(g), the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior payment that would not have been paid if such Excise Tax had been applied in initially calculating such payment, plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event that any portion of the payment made hereunder that is to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Gross-Up Payment will be made in a manner that complies with Treasury Regulation § 1.409A-3(i)(1)(v).

(h) Specified Employee Provisions. For purposes of determining the time of payment of any severance payable pursuant to Section 4(b)(ii), Section 4(c)(ii) and Section 4(d)(i)(B), and the timely return of the Release in accordance with Section 4(f), the Date of Termination shall be the date that the Executive incurs a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h). To the extent the Executive’s “separation from service” is within the 60 day period ending on December 31 of any calendar year, the severance payable pursuant to Section 4(b)(ii), Section 4(c)(ii) and Section 4(d)(i)(B) will be paid no earlier than the first business day of the following calendar year. In the event the Executive is determined, in accordance with the methods specified in the regulations issued under Section 409A of the Code, to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) of the Company at the time of the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code and the applicable regulations and administrative guidance issued thereunder) then, in-lieu of providing Welfare Benefit Continuation pursuant to this Section 4 with respect to benefits that would not constitute medical expenses deductible under section 213 of the Code (disregarding the requirement of section 213(a) of the Code that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income) (“Non-Medical Continuation Benefits”), during the six month period following Executive’s “separation from service,” the Company shall pay to the Executive an amount equal to the Company-provided costs of such Non-Medical Continuation Benefits in a single lump sum payment on the first day of the seventh month following the Executive’s “separation from service.” Nothing in this Section 4(h) will impact the obligation of the Company to provide Welfare Benefit Continuation as provided in this Section 4 with respect to Welfare Benefits other than Non-Medical Continuation Benefits or to provide Non-Medical Continuation Benefits following the six month period following Executive’s “separation from service.” This Section 4(h) will have no effect with respect to benefits payable pursuant to this Agreement due to the Executive’s Disability.

5. Restrictive Covenants.

(a) Confidential Information; Assignment of Rights to Intellectual Property.

(i) The Executive hereby recognizes and acknowledges that the business of the Company and its Affiliates is highly competitive and that certain information related to their business, including, without limitation, their plans, strategies, research and development, testing methods, clinical trial results, costs, prices, business methods, customer names and needs, prospect names and needs, names of referral sources, identity of contact persons, marketing plans, reports, manuals, methods, costing procedures, information relating to the services provided, developed, used or in the process of development, their services, customer-related lists and other customer information, formatting and programming concepts and plans, computer programs, simulations, data bases, pricing policies, financial information, methods of doing business, policy and/or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of their contracts with their customers, the identity and performance of their employees, their business philosophy, and servicing methods and techniques at any time used, developed, or investigated by them, which are not generally known by or available to the public or which are maintained as confidential by them, comprises confidential or proprietary business information that is a valuable, special, and unique asset of the Company and its Affiliates, that such confidential or proprietary information has been developed through their expenditure of substantial time and money, and that all such confidential or proprietary information could be used by the Executive and others to compete unfairly with them (all such information is jointly referred to herein as “Confidential Information and Trade Secrets”). The Executive hereby agrees that the Confidential Information and Trade Secrets shall constitute trade secrets, and further agrees not to use or disclose such information except as required to do so by subpoena or other legal process (after the Company has been given reasonable notice and opportunity to seek relief from such subpoena or other legal process). The Executive also agrees to maintain in confidence any confidential or proprietary information of third parties that the Executive received during the course of and as a result of the Executive’s employment with the Company and its Affiliates. No information otherwise in the public domain (other than by an act of the Executive in violation hereof) shall be considered Confidential Information and Trade Secrets. The Executive understands that the restrictions set forth in this Section 5(a)(i) shall continue to apply following the Executive’s termination of employment with the Company, regardless of the reason for such termination.

(ii) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (“Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall safeguard all Documents and shall surrender to the Company all Documents in Executive’s possession or control at the time Executive’s employment terminates, or at such earlier time or times as the Company may specify.

(iii) The Executive shall promptly and fully disclose all Intellectual Property to the Company. “Intellectual Property” means all information, ideas, concepts, improvements, discoveries and inventions, whether patentable or not, and whether or not reduced to practice, that are conceived, developed, made or acquired by the Company, either individually or jointly with others, and that relate to the past, present or anticipated business of the Company, irrespective of whether the Executive utilized the Company’s time or facilities and irrespective of whether such information, ideas, concepts, improvements, discoveries and inventions were conceived, developed, discovered or acquired by the Executive on the job, at home or elsewhere. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with any such obligation to execute. The Executive will, at the Company’s expense, take such other actions as the Company may reasonably request to so assign or enforce such Intellectual Property. All copyrightable Intellectual Property that Executive created during Executive’s employment is considered “work made for hire.”

(b) Non-Competition; Non-Solicitation.

(i) The Company hereby makes a binding promise not conditioned upon continued employment to provide the Executive with Confidential Information and Trade Secrets above and beyond any Confidential Information and Trade Secrets the

Executive may have previously received. In order in part to protect the Confidential Information and Trade Secrets, and as part of the consideration for the payments described in Section 4 of this Agreement, the Company and the Executive agree to the provisions of this Section 5(b). As a part of the employment relationship, the Executive learned of and the Company disclosed to the Executive Confidential Information and Trade Secrets. Accordingly, the Executive hereby agrees that, for one year after the Executive ceases to provide services to the Company, the Executive will not:

A. directly or indirectly, individually or as an officer, director, employee, stockholder, consultant, contractor, partner, joint venturer, agent, equity owner or in any capacity whatsoever, (1) engage in any Competing Business (as hereinafter defined) or (2) divert or take away any customers of the Company or its Affiliates. Notwithstanding the foregoing, the Company agrees that the Executive may own less than five percent of the outstanding voting securities of any publicly traded company that is a Competing Business so long as the Executive does not otherwise participate in such Competing Business in any way prohibited by the preceding clause;

B. use Executive’s access to, knowledge of, or application of Confidential Information and Trade Secrets to perform any duty for any Competing Business; it being understood and agreed to that this Section 5(b)(i)(B) shall be in addition to and not be construed as a limitation upon the covenants in Section 5(a);

C. directly or indirectly, for Executive or for others, recruit, solicit or induce any employee of the Company or its Affiliates to terminate his or her employment with the Company or its Affiliates, or hire or assist in the hiring of any such employee by a Person not affiliated with the Company or its Affiliates; or

D. induce or attempt to induce any customer, client, supplier, service provider, researcher, scientist or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates, or in any way interfere with the relationship between the Company and any such Person.

(ii) The restrictions in this Section 5(b) shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

(iii) “Competing Business” means any business that researches, develops, manufactures, markets, licenses or sells (A) antioxidant inflammation modulators that target Keap 1 and activate Nrf2 or have similar mechanisms of action or (B) any other product, compound, or agent having the same or similar mechanisms of action as any product, compound or agent that is being actively developed, manufactured, marketed, licensed or sold by the Company at the Date of Termination.

(iv) “Affiliate” means, with respect to the Company or any other specified Person, any other Person directly or indirectly controlling, controlled by or under common control with the Company or such other specified Person, where control may be by management authority, equity interest or other means.

(v) “Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

(c) Scope of Prohibited Activities. The parties hereby acknowledge that the restrictions in this Section 5 have been specifically negotiated and agreed to by the parties hereto and are limited only to those restrictions necessary to protect the Company from unfair competition and to protect the Confidential Information and Trade Secrets and the business and goodwill of the Company and its Affiliates. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Section 5 is in any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of the Section 5 is separable from every other provision, paragraph, and subparagraph and constitutes a separate and distinct covenant. Nevertheless, the Executive agrees that the enforcement of the restrictions in this Section 5 would not cause the Executive any undue hardship or unreasonably interfere with Executive’s ability to earn a livelihood.

(d) Non-Disparagement. The Executive and the Company each agree to refrain from engaging in any conduct, or from making any comments or statements, which have the purpose or effect of harming the Executive’s reputation or goodwill, on the one hand, or the reputation or goodwill of the Company or any of its Affiliates, employees, directors or stockholders, on the other hand.

6. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 4 hereof arising out of the termination of the Executive’s employment prior to the end of the Employment Period, or any Additional Employment Period; provided, however, that the Company shall be entitled to seek damages for any breach of the noncompetition provisions of Section 5 hereof or of the Employee Confidentiality, Nondisclosure, Intellectual Property and Nonsolicitation Agreement, dated May 5 , 2008 by and between the Executive and the Company.

7. Successors.

(a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, pursuant to a Change in Control or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

8. Effect of Agreement on Other Benefits. The existence of this Agreement shall not prohibit or restrict the Executive’s entitlement to full participation in the executive compensation, executive benefit and other plans or programs in which executives of the Company are eligible to participate.

9. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Jason D. Wilson
1209 Yuma Drive
Frisco, Texas 75033

If to the Company:	Reata Pharmaceuticals, Inc.
2801 Gateway Drive, Suite 150
Irving, Texas 75063
Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or of any other provision or right of this Agreement.

(f) If any dispute arises out of this Agreement, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have 10 business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, either disputing party may require the other to submit to non-binding mediation with the assistance of a neutral, unaffiliated mediator. If the parties encounter difficulty in agreeing upon a neutral unaffiliated mediator, they shall seek the assistance of the American Arbitration Association in the selection process. If mediation is unsuccessful or if mediation has not commenced, in either case within 30 days after the other party received the notice of dispute, the complaining party may by written notice (the “Notice”) demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

(i) Each party will, within 10 business days of the Notice, nominate an arbitrator, who shall be a non-neutral arbitrator. Each nominated arbitrator must be someone experienced in dispute resolution and of good character without moral turpitude and not within the employ or direct or indirect influence of the nominating party. The two nominated arbitrators will, within 10 business days of nomination, agree upon a third arbitrator, who shall be neutral. If the two appointed arbitrators cannot agree on a third arbitrator within such period, the parties may seek such an appointment through any permitted court proceeding or by the American Arbitration Association (“AAA”). The three arbitrators will set the rules and timing of the arbitration, but will generally follow the rules of the AAA and this Agreement where same are applicable and shall provide for a reasoned opinion.

(ii) The arbitration hearing will in no event take place more than 180 days after the appointment of the third arbitrator.

(iii) The mediation and the arbitration will take place in Irving, Texas unless otherwise unanimously agreed to by the parties.

(iv) The results of the arbitration and the decision of the arbitrators will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.

(v) All costs and expenses of the mediation and arbitration shall be born equally by the Company and the Executive. The Arbitrator shall award the prevailing party its reasonable attorneys fees incurred in connection with the dispute.

(g) The Company and the Executive hereby agree that Sections 4, 5, 6, 7, 8 and 9, shall survive the expiration of the Employment Period, and any Additional Employment Period, in accordance with their terms.

(h) The parties hereto intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A. The Company and the Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(i) The parties hereto agree that, in the event of any conflict or inconsistency between this Agreement and the terms of any equity award agreement, this Agreement shall govern and shall supersede the terms of the equity award agreement. The parties hereto agree that, in the event of any conflict or inconsistency between this Agreement and the plan document governing any equity award, the terms of the plan document shall control and, if necessary, this Agreement shall be deemed amended so as to carry out the purpose and intent of the plan document. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or any of its Affiliates, or any provision of any agreement, plan, or corporate governance document of any of them (other than the terms of the plan document govnerning any equity award), the provisions of this Agreement shall control unless the Executive otherwise agrees in a signed writing that expressly refers to the provision whose control the Executive is waiving. The Company agrees not to impose any restrictions, enforceable by injunction, on Executive’s post-employment activities, other than those expressly set forth in this Agreement.

(j) Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other party may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

(k) The provisions of this Agreement constitute the complete understanding and agreement among the parties with respect to the subject matter hereof. This Agreement supersedes any prior employment agreement between the Company and the Executive.

(l) This Agreement may be executed in two or more counterparts.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused this Agreement to be executed in its name on its behalf, as of the date first written above.

EXECUTIVE

/s/ Jason D. Wilson
Name:	Jason D. Wilson

REATA PHARMACEUTICALS, INC.

By:	/s/ J. Warren Huff
Name:	J. Warren Huff
Title:	Chief Executive Officer

S-1

EXHIBIT A

RELEASE

This Release (“Release”) is entered into between you, the undersigned employee, and Reata Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Employment Agreement between you and the Company dated as of             ,          (the “Employment Agreement”). You have      days to consider this Release, which you agree is a reasonable amount of time. In order to receive the consideration set forth in Section 2 below, you must return this Release to the Company on or before             ,         .

10. Definitions.

(a) “Released Parties” means the Company and its past, present and future parents, subsidiaries, divisions, successors, predecessors, employee benefit plans and affiliated or related companies, and also each of the foregoing entities’ past, present and future owners, officers, directors, stockholders, investors, partners, managers, principals, members, committees, administrators, sponsors, executors, trustees, fiduciaries, employees, agents, assigns, representatives and attorneys, in their personal and representative capacities. Each of the Released Parties is an intended beneficiary of this Release.

(b) “Claims” means all theories of recovery of whatever nature, whether known or unknown, recognized by the law or equity of any jurisdiction. It includes but is not limited to any and all actions, causes of action, lawsuits, claims, complaints, petitions, charges, demands, liabilities, indebtedness, losses, damages, rights and judgments in which you have had or may have an interest. It also includes but is not limited to any claim for wages, benefits or other compensation; provided, however that nothing in this Release will affect your entitlement to any of the following, none of which shall be deemed to be a Claim: (i) benefits pursuant to the terms of any employee benefit plan (as defined in the Employee Retirement Income Security Act of 1974, as amended) sponsored by the Company in which you are a participant; (ii) outstanding equity compensation awards previously granted to you pursuant to any equity compensation plan sponsored by the Company (the “Equity Plan and Equity Awards”); (iii) to enforce your rights to receive the consideration set forth in Section 2 below and any other rights under the Employment Agreement; or (iv) indemnification and D&O insurance (as set forth in the Employment Agreement, any other agreement to which you and the Company are a party, or the charter or bylaws of the Company) (the “Indemnification Rights”). The term Claims also includes but is not limited to claims asserted by you or on your behalf by some other person, entity or government agency.

11. Consideration. The Company agrees to provide the accelerated vesting described in [Section 4(b)] [Section 4(d)] and to pay you the consideration set forth in [Section 4(b)(ii)] [Section 4(c)(ii)] [Section 4(d)(i)(B)] of the Employment Agreement. The Company will make the payment(s) to you on the first pay date of the Company occurring at least eight (8) days following the date you sign this Release (and return it to the Company). You acknowledge that any payment that the Company makes to you under this Release is in addition to anything else of value to which you are entitled and that the Company is not otherwise obligated to make such payment to you.

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12. Release of Claims.

(a) You — on behalf of yourself and your heirs, executors, administrators, legal representatives, successors, beneficiaries, and assigns — unconditionally release and forever discharge the Released Parties from, and waive, any and all Claims that you have or may have against any of the Released Parties arising from your employment with the Company, the termination thereof, and any other acts or omissions occurring on or before the date you sign this Release.

(b) The release set forth in Paragraph 3(a) includes, but is not limited to, any and all Claims under (i) the common law (tort, contract or other) of any jurisdiction; (ii) the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967 and the Older Worker’s Benefit Protection Act of 1990, as amended, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any other federal, state and local statutes, ordinances, employee orders and regulations prohibiting discrimination or retaliation upon the basis of age, race, sex, national original, religion, disability, or other unlawful factor; (iii) the National Labor Relations Act; (iv) the Employee Retirement Income Security Act; (v) the Family and Medical Leave Act; (vi) the Fair Labor Standards Act; (vii) the Equal Pay Act; (viii) the Worker Adjustment and Retraining Notification Act; and (ix) any other federal, state or local law.

(c) In furtherance of this Release, you promise not to bring any Claims against any of the Released Parties in or before any court or arbitral authority.

13. Acknowledgment. You acknowledge that, by entering into this Release, the Company does not admit to any wrongdoing in connection with your employment or termination, and that this Release is intended as a compromise of any Claims you have or may have against the Released Parties. You acknowledge that you continue to be subject to the Employee Confidentiality, Nondisclosure, Intellectual Property and Nonsolicitation Agreement by and between you and the Company.

14. ADEA Rights. You further acknowledge that:

(a) You have been advised that you have the right to seek legal counsel before signing this Release and you have had adequate opportunity to do so. You warrant that you are executing this Release voluntarily and of your own free will, after having a reasonable period of time to review and deliberate regarding its meaning and effect.

(b) [You have been provided with, and attached to this Release as Annex A is, a listing of: (i) the job titles and ages of all employees selected for termination and offered a payment in exchange for entering into an agreement and release; (ii) the ages of all employees in the same job classification or organizational unit who were not selected for termination and not eligible to receive a payment in exchange for entering into an agreement and release; and (iii) information about coverage, eligibility factors and time limits associated with such terminations and related agreements and releases.] [To be included as applicable.]

(c) You have been given at least [    ] days to review this Release and you understand that if you do not accept this Release by returning an executed copy to the Company on or before             ,         , this offer will expire.

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(d) You have seven (7) days after signing this Release to revoke it. This Release will not become effective or enforceable until the revocation period has expired. Any notice of revocation of the Release is effective only if received by the Chief Financial Officer, in care of the Company at 2801 Gateway Drive, Suite 150, Irving, Texas, 75063, in writing by the close of business at 5:00 p.m. Central Time on the seventh day after your signing of this Release. If you revoke your acceptance of this Release pursuant to this Section 5(d), the Company will not provide you with any of the consideration described in Section 2 above and all other terms of this Release will become null and void.

15. Applicable Law. This Release shall be construed and interpreted pursuant to the laws of the State of Texas without regard to its choice of law rules.

16. Severability. Each part, term, or provision of this Release is severable from the others. Notwithstanding any possible future finding by a duly constituted authority that a particular part, term, or provision is invalid, void, or unenforceable, this Release has been made with the clear intention that the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby. If any part, term, or provision is so found invalid, void or unenforceable, the applicability of any such part, term or provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

17. Litigation Assistance and Cooperation. You acknowledge and affirm that you may be a witness in litigation, arbitrations, government or other administrative proceedings involving the Company of which you have specific knowledge. In connection therewith, you covenant and agree, upon reasonable prior notice and during normal business hours, to make yourself reasonably available to and otherwise reasonably assist and cooperate with the Company, and with its respective attorneys and advisors in connection with any such litigation, arbitrations, government or other administrative proceeding; provided, that, in connection with so making yourself available to, assisting or cooperating with such parties (i) the Company shall pay you a mutually agreeable per diem rate, bi-weekly in arrears, (ii) the Company shall bear, and reimburse you for, all out-of-pocket expenses reasonably incurred by you in connection with such services, and (iii) you shall not be required to devote an amount of time that would materially interfere with your other professional responsibilities or services provided to any other person or entity.

18. Other Agreements. The Company and you acknowledge and agree that each party has continuing obligations to the other party under the Employment Agreement, the Indemnification Rights, and Equity Plan and Equity Agreements. Accordingly, the Company and you acknowledge and agree that, to the extent expressly provided in each agreement, the Employment Agreement, Indemnification Rights and Equity Plan and Equity Agreements shall remain in full force and effect in accordance with their respective terms.

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I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, UNDERSTAND ALL OF ITS TERMS, UNDERSTAND THAT IT CONTAINS A COMPLETE RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, AND AM ENTERING INTO IT VOLUNTARILY.

Name:

Date:

Accepted and Agreed:

REATA PHARMACEUTICALS, INC.

By:
Name:
Title:

Date:

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ANNEX A

ATTACHMENT TO SEVERANCE AGREEMENT AND GENERAL RELEASE OF CLAIMS

The decisional unit was all employees of Reata Pharmaceuticals, Inc. (the “Company”). Employees were selected for termination on the basis of business necessity. All persons whose employment was selected for termination in conjunction with the current layoffs are eligible to receive a payment in exchange for entering into an agreement and release.

The following is a listing of employees (by job title and age) in the above-referenced decisional unit who have been selected for termination and offered a payment in exchange for entering into an agreement and release:

[INSERT LIST OF EMPLOYEES]

The above-selected employees must sign the agreement and release and return it to the Company within the 45-day period prescribed in the agreement and release if they wish to receive the payment set forth in the agreement and release. For employees receiving this Exhibit, once the agreement is signed, the employee has 7 days to revoke the agreement.

The following is a listing of employees (by age) in the above-referenced decisional unit who have not been selected for termination and are not eligible for a payment in exchange for entering into an agreement and release:

[INSERT LIST OF EMPLOYEES]

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